As filed with the Securities and Exchange Commission on December 12, 1997

                                               Registration No.________________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                             ADVANCED PHOTONIX, INC.

                 Incorporated pursuant to the Laws of Delaware


                   IRS Employer Identification No. 33-0325826


                               1240 Avenida Acaso
                           Camarillo, California 93012
                                 (805) 987-0146



                             Advanced Photonix, Inc.
            1990 Incentive Stock Option and Non-Qualified Option Plan

                            Advanced Photonix, Inc.
                             1997 Stock Option Plan


                   Patrick J. Holmes, Executive Vice President
                             Advanced Photonix, Inc.
                               1240 Avenida Acaso
                           Camarillo, California 93012
                                 (805) 987-0146


                                   Copies to:
                              Landey Strongin, Esq.
                   Dornbush Mensch Mandelstam & Schaeffer, LLP
                                747 Third Avenue
                            New York, New York 10017
                                 (212) 759-3300



                                           CALCULATION OF REGISTRATION FEE


            Title of each Class of                    Proposed           Proposed            Proposed
               Securities to be                      Amount of            Maximum            Maximum            Amount of
                  Registered                       Securities to      Offering Price        Aggregate         Registration
                                                 be Registered (2)     Per Share (1)      Offering Price         Fee (2)

1990 Incentive Stock Option and Non-Qualified
Option Plan
Class A Common Stock, $.001 par value                 500,000           $ 1.403625         $   701,812            $ 212.67
------------------------------------------------ ------------------- ------------------ ------------------- ==================
1997 Stock Option Plan
Class A Common Stock, $.001 par value               1,000,000           $ 1.585625         $ 1,585,625            $ 480.49
------------------------------------------------ ------------------- ------------------ ------------------- ==================

(1) Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. As to shares subject to outstanding but unexercised options under the 1990 Incentive Stock Option and Non-Qualified Option Plan and the 1997 Stock Option Plan, the price is computed on the basis of the weighted average exercise price. As to the remaining shares under the 1990 Incentive Stock and Non-Qualified Stock Option Plan and the 1997 Stock Option Plan, the price is based upon the average of the high and low prices of the Common Stock on November 21, 1997, as reported on the American Stock Exchange.

(2) Does not include 500,000 shares covered by Registrant's Registration Statement on Form S-8 , Registration No. 33-45463 as to which a fee of $1,132.81 has previously been paid.


                              -------------------

This registration statement also constitutes Amendment No. 1 to Registrant's Registration Statement on Form S-8, Registration No. 33-45463 (the "Prior Registration Statement"), and pursuant to Rule 429, the prospectus used in connection herewith includes all of the information which would currently be required in a prospectus relating to the securities covered by the Prior Registration Statement.

                            ------------------------

P R O S P E C T U S


                                 430,000 Shares

                             ADVANCED PHOTONIX, INC.

                                  Common Stock




The shares of Common Stock, par value $.001 per share (the "Common Stock"), of Advanced Photonix, Inc. (the "Company") offered hereby will be sold by the Selling Shareholders. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the shares offered hereby.

The shares of Common Stock of the Company are listed on the American Stock Exchange and are traded under the symbol API. On December 11, 1997, the closing price of the Common Stock was $1.1875 per share.





                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.



The Selling Shareholders have advised the Company that they propose to offer for sale and sell the shares registered hereby from time to time in broker's transactions, in negotiated transactions, or through a combination thereof, at market prices prevailing at the time of sale or at prices otherwise negotiated. Such shares are being offered on a continuous basis; the precise amounts and timing of sales, if any, of the shares offered hereby will be determined by the Selling Shareholders in their sole discretion from time to time.





                The date of this Prospectus is December 12, 1997

                              AVAILABLE INFORMATION

Advanced  Photonix,  Inc.  (together  with its  subsidiaries  herein  called the
"Company") is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; Midwest Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and Pacific Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies can be obtained by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also contains a Web Site
(http://www.sec.gov) that contains reports, proxy statements and other information. The Company's Common Stock is traded on the American Stock Exchange, and such material can also be inspected at such exchange, 86 Trinity Place, New York, New York.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Advanced Photonix, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated into this Prospectus by reference:

1. The Company's Annual Report on Form 10-K for the fiscal year ended March 30, 1997.

2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 29, 1997 and September 28, 1997.

3. The description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A dated January 16, 1991, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

4. All documents filed by the Company pursuant to Section 13 (a), 13 (c), 14 and 15 (d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Class A Shares made hereby, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement (which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                                   THE COMPANY

The Company is engaged in the development and manufacture of proprietary and other solid state light and radiation detection devices. The Company believes that its proprietary Avalanche Photodiode ("APD") technology represents a leading-edge advancement in photodetection and imaging.

The Company's proprietary technology extends the capability of the traditional APD by introducing a large surface area silicon device or Large Area Avalanche Photodiode (the "LAAPD"). The Company believes that the LAAPD is an alternative to photomultiplier vacuum tubes ("PMTs"), which have been used for many years as the primary technological solution for highly sensitive light detection in certain measurement, control and monitoring applications used in industrial, medical, military, scientific and commercial settings.

The Company is a Delaware corporation organized on June 22, 1988, and its principal executive offices are located at 1240 Avenida Acaso, Camarillo, California 93012 (telephone number 805-987-0146).

                              SELLING SHAREHOLDERS


The following persons ("Selling Shareholders") are offering an aggregate of up to 430,000 shares of Common Stock by means of this Prospectus:

                                                          Shares owned following
       Name         Shares Owned   Shares being Offered       this Offering
=================   ============   ====================   ======================
Patrick J. Holmes    200,000(1)         150,000(2)              50,000
=================   ============   ====================   ======================
Robert C. King       110,000(3)          80,000(4)              30,000
=================   ============   ====================   ======================
Harry Melkonian      210,000(5)         200,000(6)              10,000
=================   ============   ====================   ======================

Mr. Melkonian has served as President of the Company since November 1996, as CEO since October 1997, and served as General Manager of the Company's PIN photodiode business from 1993 until November 1996. Mr. Holmes has served as the Company's Vice President & Chief Financial Officer since August 1993 and as
Executive Vice President since November 1996. Mr. King has served as Vice President of Sales and Marketing since December 1995.

--------
     1 Includes 90,000 shares which Mr. Holmes may acquire pursuant to presently exercisable stock options and 60,000 shares which may be acquired pursuant to stock options which have not yet vested.

     2 Comprised of 80,000 and 70,000 shares which may be acquired pursuant to stock options granted under the 1990 and 1997 Plans, respectively.

     3 Includes 40,000 shares which Mr. King may acquire pursuant to presently exercisable stock options and 40,000 shares which may be acquired pursuant to stock options which have not yet vested.

     4 Comprised of 60,000 and 20,000 shares which may be acquired pursuant to stock options granted under the 1990 and 1997 Plans, respectively.

     5 Includes 88,000 shares which Mr. Melkonian may acquire pursuant to presently exercisable stock options and 112,000 shares which may be acquired pursuant to stock options which have not yet vested.

     6 Comprised of 60,000 and 140,000 shares which may be acquired pursuant to stock options granted under the 1990 and 1997 Plans, respectively.

                              PLAN OF DISTRIBUTION

The Shares offered hereby are being sold by the Selling Shareholders for their own account. The Company will not receive any of the proceeds from this offering.

The Shares covered by this Prospectus may be sold by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Shares may be sold by one or more of the following: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the Shares held by each Selling Shareholder as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Each Selling Shareholder may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from such Selling Shareholder and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales.

Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this Prospectus.

The Company has agreed to bear the costs of registering the shares of Common Stock offered hereby under the Securities Act of 1933, as amended.

The Selling Shareholders will deliver a Prospectus in connection with the sale of shares of Common Stock offered hereby.


                                 LEGAL OPINIONS

The validity of the Common Stock offered hereby is being passed upon for the Company by Dornbush Mensch Mandelstam & Schaeffer, LLP, New York, New York.

                                     EXPERTS

The consolidated financial statements and schedules incorporated by reference in this Prospectus have been audited by Arthur Anderson, independent auditors, to the extent and for the periods set forth in their reports herein incorporated by reference and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

======================================            ==========================
No dealer, salesman or any other
person has been authorized to give any
information or to make any representations
not contained in this Prospectus                           430,000
in connection with the offering des-
cribed herein and, if given or made,
such information or representation must              ADVANCED PHOTONIX, INC.
not be relied upon as having been
authorized by the Company or any
Underwriter. This Prospectus does not
constitute an offer of any securities
other than those specifically offered
hereby or of any of the securities
offered hereby in any jurisdiction
to any person to whom it is unlawful                      COMMON STOCK
to make such offer or solicitation in
such jurisdiction. Neither the delivery
of this Prospectus nor any sale made
hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.



       TABLE OF CONTENTS

                                   Page

Available Information . . . . . .    2                     PROSPECTUS
Incorporation of Certain Docu-
  ments by Reference  . . . . . .    2                 December 12, 1997
The Company . . . . . . . . . . .    2
Selling Shareholders  . . . . . .    3
Plan of Distribution. . . . . . .    4
Legal Opinions  . . . . . . . . .    4
Experts . . . . . . . . . . . . .    4

======================================            ==========================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference
                  ---------------------------------------

The following documents filed by Advanced Photonix, Inc. (the "Registrant") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated into this registration statement by reference:

1. The Registrant's Annual Report on Form 10-K for the fiscal year ended March 30, 1997.

2. The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 29, 1997 and September 28, 1997.

3. The description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A dated January 16, 1991, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

4. All documents filed by the Registrant pursuant to Section 13 (a), 13 (c), 14 and 15 (d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement (which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.           Description of Securities
                  -------------------------

                  Not applicable

Item 5.           Interests of Named Expert and Counsel
                  -------------------------------------

                  Not applicable

Item 6.           Indemnification of Directors and Officers
                  -----------------------------------------

The Company's Certificate of Incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. Also, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

                                       I

The Company's Bylaws also provide that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company's best interests.

Item 7.           Exemption from Registration Claimed
                  -----------------------------------

                  Not applicable

Item 8.           Exhibits
                  --------

The following exhibits are filed as part of this Registration Statement.

3.1 Certificate of Incorporation of the Registrant, as amended. - incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on November 23, 1990

3.1.1 Amendment to Certificate of Incorporation of the Registrant, dated October 29, 1992 - incorporated by reference to the Registrant's March 31, 1996 Annual Report on Form 10-K

3.1.2 Amendment to Certificate of Incorporation of the Registrant, dated September 9, 1992 - incorporated by reference to the Registrant's March 31, 1996 Annual Report on Form 10-K

3.2 By-laws of the Registrant, as amended - incorporated by reference to the Registrant's March 31, 1996 Annual Report on Form 10-K

5.1      Opinion of Dornbush Mensch Mandelstam & Schaeffer, LLP

10.2 Advanced Photonix, Inc. 1990 Incentive Stock Option and Non-Qualified Option Plan - incorporated by reference to Exhibit 10.11 to the Registrant's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on November 23, 1990

10.13 Advanced Photonix, Inc. 1997 Stock Option Plan - incorporated by reference to the Registrant's March 30, 1997 Annual Report on Form 10-K

23.1     Consent of Arthur Andersen LLP, independent accountants

23.2 Consent of Dornbush Mensch Mandelstam & Schaeffer, LLP - incorporated herein by reference to Exhibit 5.1

24.      Powers of Attorney - (included in Part II to Registration Statement).

Item 9.           Undertakings
                  ------------

(a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective

                                       II
amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      III

                        SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, Advanced Photonix, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on December 12, 1997.

                                          ADVANCED PHOTONIX, INC.




                                          By: /s/ Harry Melkonian
                                          Harry Melkonian
                                          President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry Melkonian and Patrick J. Holmes, and each of them, his true and lawful place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection herewith, with authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature              Title                                        Dated


/s/ Jon B. Victor
Jon B. Victor          Chairman of the Board, Director         December 12, 1997



/s/ James A. Gordon
James A. Gordon        Director                                December 12, 1997



/s/ Hayden Leason
Hayden Leason          Director                                December 12, 1997



/s/ Patrick J. Holmes  Executive Vice President                December 12, 1997
Patrick J. Holmes      & Chief Financial Officer
                       (Principal Financial and Accounting
                        Officer)


                                       IV